FIRST AMENDMENT TO TRUST AGREEMENT OF
GE CAPITAL CREDIT CARD MASTER NOTE TRUST

This FIRST AMENDMENT TO TRUST AGREEMENT OF GE CAPITAL CREDIT CARD MASTER NOTE TRUST (this “Amendment”) is entered into as of January [21], 2014 among RFS HOLDING, L.L.C. (“RFS Holding”) and BNY Mellon Trust of Delaware, acting solely in it capacity as  trustee (the “Trustee”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement (defined below).

Background

A.         The parties to this Amendment entered into a certain Trust Agreement, dated as of September 25, 2003 (the “Trust Agreement”), with respect to a Delaware statutory trust known as GE Capital Credit Card Master Note Trust (the “Trust”).

B.          RFS Holding and the Trustee desire to amend the Trust Agreement as set forth below.

Amendment and Agreement

1.          In consideration of the mutual agreements, provisions and covenants contained in this Amendment and in the Trust Agreement, the parties, intending to be legally bound, agree that the Trust Agreement is hereby amended by adding the following sentence at the end of Section 3.2:

“To the extent that any Holder receives a distribution or payment of Collections pursuant to the Indenture or any Indenture Supplement, and the Trust is subsequently required pursuant to the terms of the Indenture or any Indenture Supplement to cause the Holders to deposit such funds to the Collection Account, such Holder shall remit such funds to the Collection Account pursuant to the instructions of the Administrator on behalf of the Trust; provided that, for the avoidance of doubt, the Trustee shall be under no obligation to make any determination as to whether such instructions are necessary or to ensure the deposit of any such funds by any Holder. ”

2.          Upon satisfaction of the condition set forth in Section 5 of this Amendment, this Amendment shall become part of the Trust Agreement and each reference in the Trust Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Related Document (as defined in the Trust Agreement) to the Trust Agreement shall mean and be a reference to the Trust Agreement as amended hereby.

3.          This Amendment shall be construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Trust Agreement Amendment

4.          This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

5.          This Amendment shall be deemed to be effective upon receipt by the Trustee of (i) counterparts of this Amendment, duly executed by the Trustee and RFS Holding, (ii) evidence of satisfaction of the Rating Agency Condition and (iii) an Officer’s Certificate of RFS Holding to the effect that this Amendment shall not adversely affect in any material respect the interests of the Holders or Noteholders and conditions to this Amendment have been satisfied.

2	Trust Agreement Amendment

IN WITNESS WHEREOF, the parties have caused this First Amendment to Trust Agreement to be executed by their respective duly authorized officers as of the date first written above.

RFS HOLDING, L.L.C.

By:	/s/ Andrew Lee
Name:	Andrew Lee
Title:	Vice President

S-1	Trust Agreement Amendment

BNY MELLON TRUST OF DELAWARE,
as Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

S-2	Trust Agreement Amendment